UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):             November 28, 2006

RUSS BERRIE AND COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

New Jersey	1-8681	22-1815337
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

111 Bauer Drive, Oakland, New Jersey	07436
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 337-9000

Not Applicable
(Former Name or Former Address,
If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                   Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

☐                   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.05.  Costs Associated with Exit or Disposal Activities.

In connection with its Profit Improvement Program (“PIP”), on November 28, 2006, the Company reorganized certain aspects of its domestic gift segment sales and sales support operations.  In connection therewith, the Company reduced headcount by 5 positions and recorded a related restructuring charge of approximately $0.5 million, consisting primarily of severance payments.  As a result of these actions, management believes that future operating expenses, predominantly through reduced employee cost partially offset by increased employee cost resulting from several promotions related to the reorganization, will be reduced by a net amount of approximately $0.7 million annually.  All costs associated with this reorganization have been recorded in selling, general and administrative expenses for the fourth quarter of 2006, although severance obligations to certain of these former employees are expected to continue through the third quarter of 2007.  Although the implementation of the PIP has been largely completed, there are certain additional initiatives that have been identified but not implemented, pending a final determination by management of whether such implementation would be appropriate or desirable.  As a result, a description of further courses of action, the estimated completion date of the PIP’s implementation and estimates of the range of additional charges to be incurred or other expenditures required in connection therewith cannot be determined at this time.

Section 5 — Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the reorganization described above, the employment of Keith Schneider, previously Executive Vice President — Sales of the Company, was terminated.  Jeffrey Bialosky, who previously served the Company as Senior Vice President — National Accounts, was appointed Executive Vice President — Sales.  Mr. Bialosky, who has over 25 years of senior-level marketing and sales experience in the gift industry, will assume responsibility for all of the Company’s domestic sales channels, including its Specialty, Strategic and B2B sales groups.

SIGNATURE

Pursuant to requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RUSS BERRIE AND COMPANY, INC.

Date: November 30, 2006	By:	/s/ Marc S. Goldfarb
Marc S. Goldfarb
Senior Vice President
and General Counsel